Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated June 26, 2008 on the combined and consolidated balance sheet of Gold Ribbon Bio Energy Holdings, Inc. and Subsidiary (a development stage company) as of December 31, 2007 and 2006, and the related combined and consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006, and the period from inception (September 12, 2005) to December 31, 2007 in Pre-effective Amendment No. 1 of the Registration Statement on Form S-1 of Gold Ribbon Bio Energy Holdings, Inc. and Subsidiary dated on or about June 26, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Minneapolis, Minnesota

June 26, 2008